Exhibit 10.3
EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (“Agreement”) is made as of January 1, 2009, by and among InterCall, Inc. (“Company”), a Delaware corporation, and Joseph Etzler (“Executive”) (collectively hereinafter “the parties”).
WHEREAS, Company wishes to employ Executive as President, InterCall on the terms and conditions set forth in this Agreement; and
WHEREAS, Executive wishes to accept such employment on the terms and conditions set forth in this Agreement;
NOW THEREFORE, the parties agree as follows:
I. Employment Duties and Term.
     A. Duties. Company agrees to employ Executive as President, InterCall of Company. Executive shall perform for or on behalf of Company such duties as are customary for such position and such other duties as Company shall assign from time to time, including duties for other entities which now are, or in the future may be, affiliated with Company (the “Affiliates”). Executive shall perform such duties in accordance with Company’s policies and practices, including but not limited to its employment policies and practices, and subject only to such limitations, instructions, directions, and control as the Company may specify from time to time at its discretion. Executive shall serve Company and the Affiliates faithfully, diligently and to the best of his/her ability. Executive shall devote all working time, ability, and attention to the business of Company during the term of this Agreement and shall not, directly or indirectly, render any services to or for the benefit of any other business, corporation, organization, or entity, whether for compensation or otherwise, that appears to create a conflict between the interests of the Company and Executive, without the prior knowledge and written consent of Company.
     B. Term. The term of this Agreement (“Term”) shall commence on January 1, 2009 (“Commencement Date”) and shall continue until the Agreement is terminated pursuant to an event described in Section III of this Agreement.
II. Compensation.
Company agrees to pay to Executive and Executive agrees to accept the following amounts as compensation in full for Executive’s performance of his/her duties:
     A. Base Compensation. During the Term, Company shall pay to Executive an annual base salary (“Base Salary”) as set forth in the applicable Exhibit A incorporated herein as if fully set forth in this paragraph.
     B. Additional Compensation. Executive shall be eligible to receive discretionary bonuses as determined by the Company in its sole discretion provided nothing contained herein shall be construed as a commitment by the Company to declare or pay any such bonuses.

Payment of any bonus described in this section shall be earned and calculated pursuant to the applicable Exhibit A. Executive shall not earn any bonus described in the applicable Exhibit A during the first ninety (90) days of employment or the first ninety (90) days of each calendar year. Annual bonuses shall be paid not later than 2 1/2 months after the end of the fiscal year in which they are earned; provided that the Company may, at its discretion, advance projected annual bonuses at any time. If the Executive is no longer an employee of Company for any reason, upon Executive’s termination of such employment, Executive will have earned and will be paid the pro-rata portion of the bonus, paid not later than 2 1/2 months after the end of the fiscal year in which such bonus is earned, based upon performance of the Company through the date of termination and the weekly performance projections for the remainder of the calendar year as of the second Friday following the date of termination, as applied to the terms and conditions of the applicable Exhibit A, excluding terminations occurring in the first ninety (90) days of employment or the first ninety (90) days of each calendar year (the “Earned Bonus”).
     C. Relocation Expenses. Company shall reimburse Executive for the expenses he/she and his/her family incur in relocating to the metropolitan area as required by the job in accordance with Company’s Relocation Plan and/or as otherwise agreed by Company. Executive agrees to reimburse Company for relocation expenses Company paid based on the following schedule if Executive voluntarily terminates his employment without Good Reason (as defined herein) or is terminated for Cause (as defined herein) within two years after the Commencement Date: one year or less after the Commencement Date — 100% reimbursement; more than one year but less than two years after the Commencement Date — 50% reimbursement.
     D. Other Benefits. In addition to the foregoing, Company will provide Executive with employment benefits and vacation entitlements during the term of this Agreement commensurate with Executive’s position in the Company and the location of the Executive.
III. Termination.
The terms of this Agreement shall be for the period set out in Section I unless earlier terminated in one of the following ways:
     A. Death. This Agreement shall immediately terminate upon the death of Executive. Upon a termination of the Agreement due to Executive’s death, Executive’s heirs, executors or administrators, as the case may be, shall be entitled to:
          1. (i) Executive’s Base Salary earned through the date of termination, to the extent not theretofore paid, (ii) any accrued but unused vacation as of the date of termination, (iii) Executive’s annual bonus under the Company’s or its Affiliates’ annual bonus plan earned with respect to the fiscal year immediately prior to the fiscal year in which the date of termination occurs, to the extent not theretofore paid and (iv) any employee benefits to which the Executive was entitled on the date of termination in accordance with the terms of the plans and programs of the Company, in each case payable within 60 days after the date of death or at such other time at which such amounts are payable pursuant to the terms of an applicable plan or program of the Company (the “Accrued Obligations”); and
          2. the Earned Bonus for the year in which Executive’s date of death occurs.

     B. Voluntary Termination Without Good Reason. If Executive voluntarily terminates his/her employment for a reason other than Good Reason (as defined herein) and provides the Company (and does not revoke) an executed release pursuant to Section III.H., then Executive shall receive the following payments (subject to any applicable payroll or other taxes required to be withheld):
        1. the Accrued Obligations; and
        2. provided the Executive is providing consulting services pursuant to Section IV, an amount equal to two times the Executive’s Base Salary, payable in equal installments on the Company’s regular pay dates, for the two-year period beginning on the date of termination, which payments shall cease if Executive’s consulting services cease prior to the end of such period.
     C. Involuntary Termination Without Cause or Voluntary Termination for Good Reason. If the Company terminates this Agreement without Cause (as defined below) or if Executive terminates this Agreement with Good Reason (as defined below), and in either case Executive provides (and does not revoke) an executed release pursuant to Section III.H., then Executive shall receive the following payments (subject to any applicable payroll or other taxes required to be withheld):
          1. the Accrued Obligations;
          2. an amount equal to two times the Executive’s Base Salary, payable in equal installments on the Company’s regular pay dates, for the two-year period beginning on the date of termination; and
          3. provided the Executive is providing consulting services pursuant to Section IV, an amount equal to the projected annual bonus payable to Executive as of the date of termination, determined based on the weekly performance projection for the remainder of the calendar year as of the second Friday following the date of termination, as applied to the terms and conditions of the applicable Exhibit A, which amount shall be payable in equal installments on the Company’s regular pay dates, for the two-year period beginning on the date of termination, which payments shall cease if the Executive’s consulting services cease prior to the end of such period.
     D. For purposes of this Agreement, Executive shall have “Good Reason” to terminate this Agreement if one of the following events occurs without the Executive’s express written consent:
          1. both (i) a reduction in any material respect in the Executive’s position(s), duties or responsibilities with the Company, and (ii) an adverse material change in the Executive’s reporting responsibilities, titles or offices with the Company, other than, for purposes of clauses (i) and (ii), a reduction or adverse change attributable to the fact that the Company is no longer a privately-held company;

          2. a reduction of 20 percent (20%) or more in the Executive’s rate of annual Base Salary other than a reduction made after the Company determines such reduction is a reasonably necessary step or component to address potential breaches or violations of any debt covenants; or
          3. any requirement of the Company that the Executive be based more than 50 miles from the facility where the Executive is based as of the Commencement Date.
In order to terminate this Agreement for Good Reason, Executive must first satisfy the following notice and opportunity to cure requirements. Before terminating this Agreement and his/her employment hereunder for Good Reason, Executive must give written notice to Company as to the details of the basis for such Good Reason within thirty (30) days following the date on which Executive alleges the event giving rise to such Good Reason occurred, and Company must fail to provide a reasonable cure within thirty (30) days after its receipt of such notice.
     E. Termination for Cause. Company, upon written notice to Executive, may terminate the employment of Executive at any time for Cause. For purposes of this Paragraph, “Cause” shall be deemed to exist if, and only if, the President and the Chief Executive Officer of West Corporation, in good faith, determine that Executive has engaged, during the performance of his/her duties hereunder, in significant objective acts or omissions constituting dishonesty, willful misconduct, or gross negligence relating to the business of Company.
     F. If Company terminates this Agreement and Executive’s employment hereunder for Cause (as defined herein), then Executive shall be entitled only to the Accrued Obligations. Executive hereby agrees that no bonus shall be earned in the calendar year in which the Executive is terminated for Cause.
     G. Transfers within Company or any of its Affiliates. In the event Executive and Company agree that Executive will transfer to another position within Company or any of its Affiliates, the terms of this Agreement, other than the applicable Exhibit A in effect at the time of the transfer, shall remain in effect and govern Executive’s relationship with Company or any of its Affiliates in his/her new position. Upon Executive’s transfer to another position within Company or any of its Affiliates, Company shall be obligated under this Agreement and the applicable Exhibit A at the time of transfer only to pay Executive’s Base Salary earned through the date of transfer and any Earned Bonus through the end of the month immediately preceding the date of transfer, determined in accordance with Section II.B., and to reimburse Executive for expenses properly incurred through the date of transfer. Executive and the Affiliate to which Executive’s employment is transferred may agree to a new Exhibit A covering Executive’s new position to replace the Exhibit A in effect at the time of transfer. In the event no such Exhibit A is agreed upon, Executive will be entitled to the same Base Salary as Executive was receiving at the time of the transfer, but shall not be entitled to earn any further bonus or have any other rights under the Exhibit A previously in effect.
     H. Additional Terms. Upon termination for any reason Executive (i) agrees to provide reasonable cooperation to Company at Company’s expense in winding up Executive’s work for Company and transferring that work to other individuals as designated by Company, and (ii) agrees reasonably to cooperate with Company in litigation as requested by Company.

     To be eligible for any payments under this section, Executive must (i) execute and deliver to Company, within 45 days after Executive’s date of termination, a final and complete release in a form that is acceptable and approved by Company (and not revoke such release), and (ii) in Company’s good faith belief, be in full compliance with his/her Restrictive Covenants of Section V below.
IV. Consulting
     A. In the event of termination of employment pursuant to Section III.B or III.C above, Company and Executive agree that Company shall retain the services of Executive as a consultant for a period of two years from the date of termination and that Executive will serve as a consultant to Company.
     B. During the period of consulting, Executive shall be acting as an independent contractor. As part of the consulting services, Executive agrees to provide certain services to Company, including, but not limited to, the following:
        1. oral and written information with reference to continuing programs and new programs which were developed or under development under the supervision of Executive;
        2. meeting with officers and managers of Company to discuss and review programs and to make recommendations;
        3. analysis, opinion and information regarding the effectiveness and public acceptance of their programs.
     C. During the consulting period, Executive shall continue to receive, as compensation for his consulting, the payments set forth in Sections III.B.2 and III.C.3 above payable in installments concurrent with Company’s executive payroll schedule (but not less frequently than monthly). Except as provided in Section III.C.3 above, no bonus of any kind will be paid during the period of consulting.
     D. Executive hereby agrees that during the period of consulting, Executive will devote his/her full attention, energy and skill to the performance of his/her duties and to furthering the interest of Company and affiliates, which shall include, and Executive acknowledges, a fiduciary duty and obligation to Company. Executive acknowledges that such consulting shall terminate upon commencement of Other Employment pursuant to Section IV.
     E. Executive and Company hereby agree that Executive may terminate the consulting services at any time and thereby terminate all payment obligations of the Company (other than those pursuant to Section III.B.1, III.C.1 and III.C.2). Executive and Company hereby agree that in the event Executive chooses, during the term of the consulting period to singly, jointly, or as a member, employer or agent of any partnership, or as an officer, agent, employee, director, stockholder or investor of any other corporation or entity, or in any other capacity, engage in any business endeavors of any kind or nature whatsoever, other than those of Company or its Affiliates and other than those existing at the time of entering into this agreement without the express written consent of Company (“Other Employment”) the consulting period shall terminate immediately and all further obligations of the Company shall terminate(other than those pursuant to Section III.B.1, III.C.1 and III.C.2); provided, however, that Executive may own stock in a publicly traded corporation. Executive agrees that Company may at its sole discretion give or withhold its consent and understands that Company’s consent will not be unreasonably withheld if the following conditions are met:
        1. Executive’s intended employment will not interfere in Company’s opinion with Executive’s duties and obligations as a consultant, including the fiduciary duty assumed hereunder; and
        2. Executive’s intended employment or activity would not, in the opinion of Company, place Executive in a situation where confidential information of Company or its Affiliates known to Executive may benefit Executive’s new Company; and
        3. Executive’s new employment will not, in Company’s opinion, result, directly or indirectly, in competition with Company or its Affiliates, then or in the future.
   F. Notwithstanding any provisions in this Agreement to the contrary, the provisions of Section IV shall survive the termination of this Agreement and the termination of any consulting period.
     G. Company shall reimburse Executive for all reasonable business expenses incurred by Executive in furtherance of his/her consulting duties pursuant to this Agreement provided the expenses are pre-approved by Company.
     H. Benefits During Consulting Period. During the period of consulting, Executive shall continue to be covered under all medical, dental, vision, flexible spending account and Executive assistance plans or programs with respect to the Executive and the Executive’s dependents with the same level of coverage, upon the same terms and otherwise to the same extent as then provided to actively employed executives of Company unless Executive accepts new employment during the consulting term in accordance with Section IV above, in which event all benefits will cease, at Company’s option, when the new employment is accepted by Executive. The benefits provided shall include insurance benefits based upon eligibility pursuant to the applicable plans. If the insurance plans do not provide for continued participation, the continuation of benefits shall be pursuant to COBRA. In the event Executive’s benefits continue pursuant to COBRA and Executive accepts new employment during the consulting term, Executive may continue benefits thereafter to the extent allowed under COBRA. In no event shall the amounts of any benefits available under any such policy in any year affect the amount of benefits available in any other year or shall the right to any of such benefits be subject to liquidation or exchange for another benefit.
V. Restrictive Covenants.
     A. Confidential Information. In the course of Executive’s employment, Executive will be provided with certain information, technical data and know-how regarding the business of Company and its Affiliates and their products, all of which is confidential (hereinafter referred to as “Confidential Information”). Independent of any obligation under any other section of the Agreement, Executive agrees to receive, hold and treat all Confidential

Information received from Company and its Affiliates as confidential and secret and agrees to protect the secrecy of said Confidential Information. Executive agrees that the Confidential Information will be disclosed only to those persons who are required to have such knowledge in connection with their work for Company and that such Confidential Information will not be disclosed to others without the prior written consent of the Company. The provisions hereof shall not be applicable to: (a) information which at the time of disclosure to Executive is a matter of public knowledge; or (b) information which, after disclosure to Executive, becomes public knowledge other than through a breach of this Agreement. Unless the Confidential Information shall be of the type herein before set forth, Executive shall not use such Confidential Information for his/her own benefit or for a third party’s or parties’ benefit at any time. Upon termination of employment, Executive will return all books, records and other materials provided to or acquired by or created by Executive during the course of employment which relate in any way to Company or its business. The obligations imposed upon Executive by this paragraph shall survive the expiration or termination of this Agreement.
     B. Covenant Not to Compete. The parties understand that as a part of his/her job duties, Executive will be exposed to certain confidential information, client and potential client relationships, and supplier, licensee, or other business relationships of the Company and its Affiliates (some of which may be developed by Executive in the course of Executive’s employment). Employee acknowledges such information is the sole and exclusive property of the Company constituting valuable, special and unique property of the Company in which the Company has and will have a protectable interest. The parties therefore agree that it is necessary to enter into this Agreement to protect the Company’s interests. Independent of any obligation under any other contract or agreement between Executive and the Company, during the term of this Agreement, and for a period of one (1) year following the separation of his/her employment with the Company, the Executive shall not:
          1. directly or indirectly, for himself/herself, or as agent of, or on behalf of, or in connection with, any person, firm, association or corporation, directly or indirectly, contact, solicit business from, or in any way do business with, any customer or account of the Company or any of its affiliates with whom Executive had personal contact during the course of his/her employment with Company; or
          2. directly or indirectly, for himself/herself, or as agent of, or on behalf of, or in connection with, any person, firm, association or corporation, induce or attempt to induce any supplier, licensee or other business relation of the Company or any of its Affiliates with whom Executive had contact during the course of his/her employment with Company, to cease doing business with the Company or any of its Affiliates or in any way interfere with the Company’s relationship with any such supplier, licensee, or other business relation of the Company.
Executive agrees the knowledge and information gained by him/her in the performance of his/her duties would be valuable to those who are now, or might become, competitors of the Company or its Affiliates and that the business of Company and its Affiliates by its nature, covers at least the entire United States of America and Canada. In the event these covenants not to compete are held, in any respect, to be an unreasonable restriction upon the Executive, the court so holding may reduce the territory, or time, to which it pertains or otherwise reasonably modify the covenant to the extent necessary to render this covenant enforceable by said court for the reasonable protection of Company and its Affiliates. The obligations imposed upon Executive by this section are severable from, and shall survive the expiration or termination of, this Agreement.
Executive further acknowledges that in view of the nature of the business in which the Company is engaged, the restrictions contained in this section are reasonable and necessary in order to protect the legitimate interests of the Company. Executive further acknowledges and agrees that any violation of this section will result in irreparable injuries to the Company. Executive, therefore, acknowledges that in the event of his/her violation of the provisions of this section, the Company shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief as well as attorneys’ fees and damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In addition to other available remedies, Executive’s breach of this section shall entitle Company to return of any amounts paid pursuant to Section III.B., III.C. or III.G. of this Agreement.
     C. Developments.
          1. Executive will make full and prompt disclosure to Company of all inventions, improvements, discoveries, methods, developments, software and works of authorship, whether patentable or not, which are created, made, conceived, reduced to practice by Executive or under his/her direction or jointly with others during his/her employment by Company, whether or not during normal working hours or on the premises of Company which relate to the business of Company as conducted from time to time (all of which are collectively referred to in this Agreement as “Developments”).
          2. Executive agrees to assign, and does hereby assign, to Company (or any person or entity designated by Company) all of his/her right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications.
          3. Executive agrees to cooperate fully with Company, both during and after his/her employment with Company, with respect to the procurement, maintenance and enforcement of copyrights and patents (both in the United States and foreign countries) relating to Developments. Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignment or priority rights, and powers of attorney, which Company may deem necessary or desirable in order to protect its rights and interest in any Developments.
Executive acknowledges that in the event of his/her violation of the provisions of this section, the Company shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief as well as attorneys’ fees and damages, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In addition to other available remedies, Executive’s breach of this section shall entitle Company to return of any amounts paid pursuant to Sections III.B. or III.C. of this Agreement (other than the Earned Bonus and Accrued Obligations).

VI. General Provisions.
     A. Non-Waiver. The failure of either party to insist in any one or more instances upon performance of any of the terms or conditions of this Agreement shall not be construed as a waiver or a relinquishment of any right granted hereunder, or of the future performance of any such term, covenant or condition, but the obligations of either party with respect thereto shall continue in full force and effect.
     B. Successors. This Agreement shall inure to the benefit of and be binding upon Company, its successors, and assigns, including without limitation, any person, partnership, or corporation that may acquire voting control of Company or all or substantially all of its assets and business, or that may be a party to any consolidation, merger, or other transaction.
     C. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, if any, between the parties with respect to the employment of the Executive by the Company, whether oral or written. This Agreement may not be modified or amended other than by an agreement in writing signed by both parties.
     D. Applicable Law. This Agreement shall be governed by the laws of the State where Company’s principal office is located.
     E. Taxes. Any payments or benefits under this Agreement shall be subject to all applicable taxes and other withholding obligations and the Company is authorized to withhold any such amounts as may be required by applicable law. Notwithstanding any provision in this Agreement to the contrary, this Agreement shall be interpreted and administered in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and regulations and other guidance issued thereunder to the extent applicable. For purposes of determining whether any payment made pursuant to this Agreement results in a “deferral of compensation” within the meaning of Treasury Regulation §1.409A-1(b), the Company shall maximize the exemptions described in such section, as applicable. Without limiting the foregoing, it is intended that all amounts payable during the consulting period specified in Section IV shall be remuneration for actual services performed during such consulting period. To the extent the Company decides, in its sole discretion, that it shall discontinue or reduce the amount of services required to be performed by Executive during the consulting period such that Executive has a “separation from service,” within the meaning of Section 409A of the Code, such separation shall be considered an involuntary separation of service by the Company for purposes of Section 409A of the Code, and any payments for periods after such separation from service shall be considered as payments on account of such involuntary separation from service. The Company does not warrant or promise compliance with Section 409A of the Code and neither Executive nor any other person shall have any claim against the Company for any action taken by the Company to comply with Section 409A. By entering into this Agreement, Executive releases the Company, its Board, its employees and agents from and against any liability related to any failure to follow the requirements of Section 409A or any guidance or regulations thereunder, unless such failure was the result of an action or failure to act that was undertaken by the Company in bad faith. Any reimbursements or in-kind benefits to be provided pursuant to this Agreement that are taxable to Executive shall be subject to the following restrictions: (i) each reimbursement must be paid no later than the last day of the calendar year following the calendar year during which the expense was incurred or tax was remitted, as the case may be; and (ii) the amount of expenses or taxes eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses or taxes eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year. Notwithstanding any other provision of this Agreement, if Executive is a “specified employee”, as defined in Section 409A of the Code, as of the date of Executive’s separation from service, then to the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon Executive’s separation from service, and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of Executive’s separation from service, such payment shall be delayed until the earlier to occur of (a) the six-month anniversary of the separation from service or (b) the date of Executive’s death. To the extent that any amounts are payable under this Agreement by reference to Executive’s termination of employment, such termination of employment shall occur at the time of Executive’s “separation from service”, within the meaning of Section 409A of the Code.
     F. Construction. The language in all parts of this Agreement shall in all cases by construed as a whole according to its fair meaning, strictly neither for nor against either party hereto, and without implying a presumption that the terms thereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the person whom himself or through his agent prepared the same.
     G. Severability. If any portion of this Agreement shall be invalid or unenforceable, the parties agree that such invalidity or unenforceability shall in no way affect the validity or enforceability of any other portion of this Agreement.
     H. Notice. For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or 5 days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:

If to Executive:	Joseph Etzler
1094 Fisher Lane
Winnetka, IL 60093

If to the Company:	Chief Executive Officer
West Corporation
11808 Miracle Hills Drive
Omaha, Nebraska 68154

With a copy to:
General Counsel
West Corporation
Fax (402) 963-1211
     Either party may change its address for notice by giving notice in accordance with the terms of this section.

     I. Assignment. Except as expressly provided herein, neither this Agreement nor any rights, benefits, or obligations hereunder may be assigned by Executive without the prior written consent of Company.
     J. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.
     K. Miscellaneous. Executive acknowledges that:
        1. He/She has consulted with or had an opportunity to consult with an attorney of Executive’s choosing regarding this Agreement.
        2. He/She will receive substantial and adequate consideration for his/her obligations under this Agreement.
        3. He/She believes the obligations, terms and conditions hereof are reasonable and necessary for the protectable interests of Company and are enforceable.
        4. This Agreement contains restrictions on his/her post-employment activities.
IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto at the place and date specified immediately adjacent to their respective names.

Executed this 31st day of	/s/ Joseph Etzler

December, 2008	Joseph Etzler, Executive

Executed this 31st day of	/s/ Thomas Barker

December, 2008	InterCall, Inc., Company

The following document, which was filed with the Securities and Exchange Commission on March 17, 2008 as Exhibit 10.10 to West Corporation’s Annual Report on Form 10-K, constitutes Exhibit A to Mr. Etzler’s Employment Agreement.

To:	Joseph Scott Etzler
From:	West Corporation Compensation Committee
Date:	January 28, 2008

Re:	2008 Compensation Plan
Your 2008 compensation plan (“Plan Year”) for your employment as President for Intercall, Inc. (the “Company”) is as follows:
1.	Your base salary will be $475,000 per year.

2.	You may also receive additional bonuses pursuant to Paragraph 3 of your Employment Agreement. The Company intends to calculate those bonuses as follows:
a)	First, you will be eligible to receive a bonus based upon the Company’s results (“Company Profitability Bonus”). The Company intends to calculate this Company Profitability Bonus as follows:
1)	The Target Company Profitability Bonus shall be $350,000.

2)	Each cumulative quarter’s net operating income before corporate allocations not to include amortization for the Company (“Plan Year Company NOI”) will be compared to the cumulative budgeted net operating income before corporate allocations for the Company for the same period (“Company NOI Budget”).

3)	The percentage by which the cumulative Plan Year Company NOI exceeds (i.e., a positive percentage) or is less than (i.e., a negative percentage) the cumulative Company NOI Budget shall be the “Company Profit Variance Percentage.”

4)	Each quarter’s cumulative revenue for the Company (“Plan Year Company Revenue”) will be compared to the cumulative budgeted revenue for the Company for the same period (“Company Revenue Budget”).

5)	The percentage by which the cumulative Plan Year Company Revenue exceeds (i.e., a positive percentage) or is less than (i.e., a negative percentage) the cumulative Company Revenue Budget shall be the “Company Revenue Variance Percentage.”

6)	The sum of one hundred percentage points (100%), plus the product of (i) the average of the Company Profit Variance Percentage and the Company Revenue Variance Percentage, multiplied by (ii) three (3), is the “Company Bonus Factor.”

7)	The product of the Company Bonus Factor and the Target Company Profitability Bonus, less any amounts paid to you for prior Company Profitability Bonuses during the Plan Year, will be paid to you in the month following each quarter end.
b)	In no event shall the Company Profitability Bonus exceed $550,000.

c)	The Company intends to pay 75% of year-to-date bonuses on a quarterly basis within thirty (30) days from the end of each quarter. 100% of any bonus earned as of December 31, 2008 will be paid within thirty (30) days of the final determination of 2008 revenue and NOI.
3.	In addition, if West Corporation achieves its 2008 EBITDA objective, you will be eligible to receive an additional one-time bonus of $100,000. EBITDA is defined as earnings before interest, taxes, depreciation and amortization, minority interest, and shared base compensation. This bonus is not to be combined or netted together with any other bonus set forth in this agreement.

4.	All bonus calculations will be based upon the Company’s operations and will not include profit and income derived from mergers, acquisitions, joint ventures, stock buybacks, other non-operating income or loss, or financing changes associated with such events unless specifically and individually approved by West Corporation’s Compensation Committee.

5.	At the discretion of executive management, you may also receive an additional bonus based on your individual performance. This bonus is not to be combined or netted together with any other bonus set forth in this agreement.

/s/ J. Scott Etzler
Employee – Joseph Scott Etzler